Exhibit 2.18

SEVENTH AMENDMENT TO STOCK PURCHASE AGREEMENT

This Seventh Amendment to Stock Purchase Agreement (“Amendment”) is entered into and effective this 24th day of March 2022, by and among: SANDRA JOHNSON AND MARCO JOHNSON, residents of the State of California (collectively, “Seller”), UNIVERSITY OF ANTELOPE VALLEY, INC., a California corporation (“UAV”), GENIUS GROUP LIMITED, a corporation organized under the laws of the Republic of Singapore (“Purchaser”), and UNIVERSITY OF ANTELOPE VALLEY, LLC, a California limited liability company (“UAV Property Company”).

RECITALS

WHEREAS, Seller, UAV, Purchaser and UAV Property Company (solely with respect to Section 1.2(b) of the Purchase Agreement) entered into that certain Stock Purchase Agreement dated as of March 22, 2021, the Amendment to Stock Purchase Agreement dated as of July 29, 2021, the Second Amendment to Stock Purchase Agreement dated September 30, 2021, the Third Amendment to Stock Purchase Agreement dated November 22, 2021, the Fourth Amendment to Stock Purchase Agreement dated December 21, 2021, the Fifth Amendment to Stock Purchase Agreement dated January 23, 2022, and the Sixth Amendment to Stock Purchase Agreement dated February 25, 2022 (collectively, “Stock Purchase Agreement”).

WHEREAS, Seller, UAV, Purchaser and UAV Property Company wish to amend the Stock Purchase Agreement by mutual written consent.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and premises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties to this Amendment, intending to be legally bound, agree as follows:

1.	The above Recitals are incorporated as if fully set forth herein.

2.            All capitalized terms used herein, but not otherwise defined, shall have the meaning ascribed to them in the Stock Purchase Agreement.

3.            The Stock Purchase Agreement is hereby amended by mutual written consent of the undersigned parties pursuant to Section 11.11 of the Stock Purchase Agreement as follows:

a.	Section 1.4(b)(i)(B) is amended by changing the date of “March 31, 2022” to “April 30, 2022”;
b.	Section 4.4(a) is amended by changing the date of “March 31, 2022” to “April 30, 2022”;
c.	Section 7.7 is amended by changing the date of “March 31, 2022” to “April 30, 2022”;
d.	Section 9.1(b) is amended by changing the date of “March 31, 2022” to “April 30, 2022”; and
e.	Section 9.2(b) is amended by changing the date of “March 31, 2022” to “April 30, 2022”.

4.            The Stock Purchase Agreement is hereby amended by mutual written consent of the undersigned parties pursuant to Section 11.11 of the Stock Purchase Agreement as follows:

a.	Section 1.4(b)(i)(A) is replaced in its entirety with the following:

“(A) to Seller, the Closing Cash Consideration by wire transfer of immediately available funds to Seller’s account set forth in the Closing Consideration Spreadsheet;”

b.	The following is added as Section 1.5(b) to the Agreement:

“(b) Purchaser will pay the Adjusted Transaction Consideration Amount, which shall accrue interest at 5% per annum beginning on the Closing Date, in three payments amounting to $17.5 million in total plus interest, with $6 million plus interest payable on the first (1st) anniversary, $6 million plus interest payable on the second (2nd) anniversary and $5.5 million plus interest payable on the third (3rd) anniversary of the Closing Date. Purchaser may prepay the Adjusted Transaction Consideration Amount at any time without penalty. If Purchaser fails to make any payment as required under this Section 1.5(b), then Seller, as its sole and exclusive remedy, subject to the required Consents or Legal Requirements of any Accrediting Body, Education Agency, Education Approval, Education Law, or Governmental Entity, shall have the immediate and unilateral right to repurchase from Purchaser, all the Stock, for the total consideration of One and No/100 Dollar ($1.00), upon written notice delivered to Purchaser. The closing of the repurchase of the Stock shall occur no later than two (2) business days following the receipt by Seller, UAV and Purchaser of all required Consents or Legal Requirements of any Accrediting Body, Education Agency, Education Approval, Education Law, or Governmental Entity to such closing. Purchaser shall cooperate in all reasonable and necessary ways to effectuate Seller’s repurchase of the Stock.”

c.	Section 9.2(b) is amended and restated in its entirety as follows:

“(b) Termination Extension. Notwithstanding any other provision to the contrary, if by April 30, 2022, the Closing has not occurred, then either party may send a Termination Notice. If neither party sends a Termination Notice, the parties may negotiate a mutually agreeable extension of the Closing Date, provided either party may send a Termination Notice at any time during such negotiations. If the termination is based solely on the failure to close by April 30, 2022, then each party’s sole remedy will be the receipt if its respective portion of the Escrow Deposit per Section 9.3(c).”

d.	Exhibit A is amended by:

i.   Replacing the definition of “Adjusted Transaction Consideration Amount” in its entirety with the following:

“Adjusted Transaction Consideration Amount” means an amount equal to the Transaction Consideration Amount, minus $6,000,000.00 for the Closing Stock Consideration, minus $500,000.00 for the Escrow Deposit released to Seller, and as may be adjusted as set forth in the Closing Consideration Spreadsheet.

ii.   Replacing the definition of “Closing Cash Consideration” in its entirety with the following:

“Closing Cash Consideration” means Six Million and No/100 U.S. Dollars ($6,000,000.00) in cash.

5. This Amendment will become effective as of the date first written above (the “Effective Date”). Except as set specifically forth herein, all other terms and conditions of the Stock Purchase Agreement remain in full force and effect; provided, however, that all terms and conditions of the Stock Purchase Agreement that are reasonably intended to be modified by this Amendment shall be construed in accordance with the intent of this Amendment. On and after the Effective Date, each reference in the Stock Purchase Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Stock Purchase Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Stock Purchase Agreement will mean and be a reference to the Stock Purchase Agreement as amended by this Amendment.

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The parties hereby have caused this Amendment to be executed and delivered as of the Effective Date.

By:
Sandra Johnson
By:
Marco Johnson

University of Antelope Valley, Inc., a California corporation

By:
Name: Marco Johnson
Title: President and Chief Executive Officer

University of Antelope Valley, LLC a California limited liability company

By:
Name: Marco Johnson
Title: President and Chief Executive Officer

Genius Group Limited, a Singapore corporation

By:
Name: Roger Hamilton
Title: Founder and Director